NORTH SOUND MORTGAGE INVESTMENTS CORP.,

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of North Sound Mortgage Investments Corp., a Maryland corporation (the “Corporation”), is hereby amended by deleting existing Article SECOND in its entirety and substituting in lieu thereof a new article to read as follows:

SECOND: The name of the Corporation (which is hereinafter called the “Corporation”) is:

Galiot Capital Corporation

SECOND: The amendment to the charter of the Corporation as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(l) of the Maryland General Corporation Law.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman of the Board and attested to by its Secretary on this 24th day of April, 2008.

ATTEST:		NORTH SOUND MORTGAGE INVESTMENTS CORP.
By:	/s/ Robin Meister	By:	/s/ O. John Olcay (SEAL)
Name:	Robin Meister	Name:	O. John Olcay
Title:	Secretary	Title:	Chairman of the Board